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                                                                   EXHIBIT 12.2

                             PACCAR Financial Corp.

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                        PURSUANT TO THE SUPPORT AGREEMENT

                         BETWEEN THE COMPANY AND PACCAR

                             (Thousands of Dollars)
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                                                     Year Ended December 31

                            ----------------------------------------------------------------------
                                1997         1996          1995          1994          1993
                                ----         ----          ----          ----          ----

FIXED CHARGES

  Interest expense          $   101,440   $    98,536   $    89,796   $    62,851   $    45,815
  Facility and equipment
      rental                        772           730           714           678           655
                            -----------   -----------   -----------   -----------   -----------

TOTAL FIXED CHARGES         $   102,212   $    99,266   $    90,510   $    63,529   $    46,470
                            ===========   ===========   ===========   ===========   ===========

EARNINGS

  Income before taxes       $    50,697        52,180   $    46,730   $    42,147   $    30,449
  Depreciation                    7,618         9,579        10,605        10,168        10,701
                            -----------   -----------   -----------   -----------   -----------
                                 58,315        61,759        57,335        52,315        41,150

FIXED CHARGES                   102,212        99,266        90,510        63,529        46,470
                            -----------   -----------   -----------   -----------   -----------

EARNINGS AS DEFINED         $   160,527   $   161,025   $   147,845   $   115,844   $    87,620
                            ===========   ===========   ===========   ===========   ===========

RATIO OF EARNINGS
  TO FIXED CHARGES                 1.57x         1.62x        1.63x          1.82x         1.89x


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